Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR THIRD

QUARTER FISCAL YEAR 2009

•	Revenues: Up 11 percent (10 percent internal) to $2.63 billion

•	Operating Income: Up 8 percent to $205 million

•	Diluted EPS from Continuing Operations: Up 7 percent to $0.29

(SAN DIEGO and MCLEAN, VA) – December 9, 2008 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the third quarter of fiscal year 2009, which ended October 31, 2008.

“We continue to deliver strong contract performance and financial results consistent with our plan,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Our 45,000 employees are dedicated to solving our customers’ hardest problems, which creates a powerful discriminator in the markets we serve. Our success in capturing larger and more demanding programs and recruiting and retaining the skilled workforce to execute them provide good visibility into fiscal year 2010.”

During the quarter, the company decided to sell a small products business that was previously part of Applied Marine Technology, Inc. (AMTI), which was acquired in December 2006. AMTI’s primary business, including services and solutions for the special warfare community and ground-based signals intelligence, continues to be core to the company’s strategic intent. The results from the AMTI products business are reflected in discontinued operations.

Summary Operating Results

Revenues for the quarter were $2.63 billion, up 11 percent from $2.36 billion in the third quarter of fiscal year 2008. Internal, or non-acquisition, growth represented 10 percentage points of the consolidated growth for the quarter. Key drivers of internal growth for the quarter included new and expanding programs in the intelligence and defense markets, including systems integration and logistics support activities for mine resistant ambush protected (MRAP) vehicles.

Operating income for the quarter was $205 million (7.8 percent of revenue), up 8 percent from $189 million (8.0 percent of revenue) in the third quarter of fiscal year 2008. The year-over-year decline in operating margin was primarily attributable to fewer shipments of higher margin border and port security products, lower recovery of prior year indirect cost over-runs, and a higher percentage of revenues from lower margin materials and subcontractor revenues compared to the third quarter of fiscal year 2008.

Income from continuing operations for the quarter was $118 million, up 7 percent from $110 million in the third quarter of fiscal year 2008. Growth in income from continuing operations was driven by higher revenues and operating income, but it was adversely affected by a $7 million reduction in interest income net of interest expense and $16 million of impairments on several equity investments, partially offset by a lower tax rate as a result of the favorable settlement of certain income tax audits and the reenactment of the federal research tax credit in the third quarter of fiscal 2009.

Diluted earnings per share from continuing operations for the quarter were $0.29, up 7 percent from $0.27 in the third quarter of fiscal year 2008, driven by the increase in income from continuing operations and a lower share count compared to the prior year. The diluted share count for the quarter was 402 million, down 3 percent from 414 million in the third quarter of fiscal year 2008, due primarily to repurchases under the company’s stock repurchase program. Diluted earnings per share, which include discontinued operations, were $0.30 for the quarter, up 20 percent from $0.25 in the third quarter of fiscal year 2008.

Cash Generation and Capital Deployment

Cash flows from operations for the quarter were $186 million (or 1.6 times income from continuing operations), up 92 percent from $97 million for the third quarter of fiscal year 2008. Cash collections continued to be strong as days sales outstanding (DSO) were 69 days, within the company’s target range. The year-over-year increase in cash flows from operations primarily results from a 3-day larger rise in DSO in the third quarter of fiscal year 2008.

During the quarter, the company used $13 million to repurchase approximately 0.7 million shares, including 0.3 million shares under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of October 31, 2008, the company had $812 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark Sopp, SAIC chief financial officer commented, “I am pleased that the hard work of the entire SAIC team is paying off in both strong current financial results and the forward indicators of new bookings and net hires. We are on track to meet all of our key financial metrics for the year, including revenue, operating margin, earnings per share, and cash flows from operations. We continue to use our cash prudently, through selected acquisitions and share repurchases. We are currently investing our cash conservatively, with correspondingly lower returns, in light of the uncertainty in the financial markets.”

New Business Awards

Net new business bookings totaled $3.8 billion in the third quarter of fiscal year 2009, representing a book-to-bill ratio of 1.5. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contract awards received during the quarter include:

•

U.S. Army Human Resources Command (HRC) Information Technology (IT) Support. Under a five-year, $410 million task order, SAIC will help HRC streamline its IT support by consolidating a number of related contracts and implementing a shared-resources approach to workforce management. SAIC will provide services including program and project management, system engineering and integration, enterprise architecture planning, information assurance, training, and help desk support.

•

National Media Exploitation Center (NMEC) Support. SAIC was awarded a four-and-one-half-year, $254 million contract by the Defense Intelligence Agency to support the NMEC, which provides strategic document and media exploitation support to the intelligence community, law enforcement and the Department of Defense. SAIC will provide linguist translation and transcription, media and document exploitation and related support services.

•

U.S. Central Command (USCENTCOM) Information Technology (IT) Support. Under a five-year, $226 million task order, SAIC will provide command, control, communications, and computer information support for the entire USCENTCOM organization. Services will include planning, program management, integration, operation, and maintenance of headquarters and joint theater-level communications and computer networks.

•

Naval Sea Systems Command (NAVSEA) Enterprise Resource Planning (ERP). SAIC has been awarded a five-year, $115 million task order to design and implement an ERP system across the NAVSEA financial, human resources, manpower and training systems. SAIC will provide services including requirements analysis, systems engineering and integration, training, software implementation, testing, data validation and transformation to replace multiple, disparate systems and streamline core processes and improve operational efficiencies.

•

National Cancer Institute (NCI) Operation. SAIC’s wholly-owned subsidiary SAIC-Frederick, Inc. received a follow-on contract from the NCI to provide operations and technical support to NCI's Federally Funded Research and Development Center in Frederick, Md., which strives to develop new technologies and translate scientific discoveries into novel agents for the prevention, diagnosis, and treatment of cancer and AIDS. The contract has a 10-year period of performance and an estimated value of $5.2 billion. Under the contract, SAIC recognizes only contract fee as revenue, totaling approximately $100 million over the full life of the contract.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

Future Flexible Acquisition and Sustainment Tool (F2AST) Program. SAIC was awarded a contract by the U.S. Air Force Warner Robins Air Logistics Center to support the F2AST program. The multiple-award contract has a seven-year period of performance and a total value for all awardees of $6.9 billion. Under the contract, SAIC will develop, modify, perform depot maintenance, provide spare parts and repair dozens of Air Force platforms, support systems, subsystems and components and also provide engineering and logistics support services as required.

•

Office of Federal Student Aid (FSA) Software Development. SAIC was awarded a contract by the U.S. Department of Education, Office of FSA to provide software development services. The multiple-award contract has a ten-year period of performance and a ceiling value of $300 million for all awardees. Under this contract, SAIC will provide software design and development services to modernize the web-based student aid infrastructure into one enterprise-wide system.

The company’s backlog of signed business orders at the end of third quarter of fiscal year 2009 was $17.2 billion, of which $5.7 billion was funded. As compared to the third quarter of fiscal year 2008, total backlog increased 9 percent and funded backlog increased 5 percent. The negotiated unfunded backlog of $11.5 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

As part of its October 2006 initial public offering, the company articulated its long-term, average annual financial goals:

•	Growing revenue internally in the six percent to nine percent range;

•	Adding strategic acquisitions that contribute to revenue and earnings growth;

•	Improving operating margin by 20 to 30 basis points until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent, varying with internal financial performance, and volume of acquisitions and share repurchases.

Given its operating results through the third quarter of the year, recent contract wins, and share repurchases to date, the company expects to meet all of its long-term financial goals in fiscal year 2009.

The company’s business development and contract execution performance in fiscal year 2009, coupled with a healthy U.S. defense budget through October 2009, provide good visibility for fiscal year 2010. Unless there are significant, unanticipated disruptions in government funding, the company expects its revenue and operating margin performance to be consistent with its long-term goals in fiscal year 2010. The company is investing its cash balance primarily in U.S. Treasury securities, which will significantly reduce interest income and, as a result, make the EPS growth goal more difficult to achieve. However, the company intends to offset the shortfall by deploying its balance sheet and free cash flow generation on acquisitions and share repurchases if they can be made at attractive prices.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $8.9 billion for its fiscal year ended January 31, 2008. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Forms 10-K and 10-K/A and quarterly report on Forms 10-Q and 10-Q/A, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of December 9, 2008. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2008	2007	2008	2007
				As Restated
Revenues	$2,631	$2,364	$7,552	$6,593
Costs and expenses:
Cost of revenues	2,277	2,026	6,529	5,676
Selling, general and administrative expenses	149	149	455	416

Operating income	205	189	568	501
Non-operating income (expense):
Interest income	4	14	18	42
Interest expense	(19)	(22)	(59)	(67)
Minority interest in income of consolidated subsidiaries	—	—	—	(3)
Other expense, net	(16)	—	(5)	(4)

Income from continuing operations before income taxes	174	181	522	469
Provision for income taxes	(56)	(71)	(194)	(183)

Income from continuing operations	118	110	328	286
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes	(12)	(6)	(20)	41
Minority interest in income of consolidated subsidiaries	—	—	—	(2)
Benefit (provision) for income taxes	14	1	24	(8)

Income (loss) from discontinued operations	2	(5)	4	31

Net income	$120	$105	$332	$317

Earnings per share:
Basic:
Income from continuing operations	$0.30	$0.27	$0.83	$0.71
Income (loss) from discontinued operations	0.01	(0.01)	0.01	0.07

	$0.31	$0.26	$0.84	$0.78

Diluted:
Income from continuing operations	$0.29	$0.27	$0.81	$0.69
Income (loss) from discontinued operations	0.01	(0.02)	0.01	0.07

	$0.30	$0.25	$0.82	$0.76

Weighted average shares outstanding:
Basic	392	402	396	404

Diluted	402	414	406	417

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$812	$1,096
Receivables, net	2,010	1,884
Inventory, prepaid expenses and other current assets	299	252
Assets of discontinued operations	4	15

Total current assets	3,125	3,247
Property, plant and equipment (less accumulated depreciation and amortization of $325 and $297 at October 31, 2008 and January 31, 2008, respectively)	395	392
Intangible assets, net	96	94
Goodwill	1,249	1,076
Deferred income taxes	84	71
Other assets	90	101

	$5,039	$4,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,211	$1,109
Accrued payroll and employee benefits	607	562
Income taxes payable	—	64
Notes payable and long-term debt, current portion	18	130
Liabilities of discontinued operations	1	2

Total current liabilities	1,837	1,867
Notes payable and long-term debt, net of current portion	1,099	1,098
Other long-term liabilities	144	148
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,892	1,804
Retained earnings	96	87
Accumulated other comprehensive loss	(29)	(23)

Total stockholders’ equity	1,959	1,868

	$5,039	$4,981

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended October 31		Nine Months Ended October 31
	2008	2007	2008	2007
				As Restated
Cash flows from operations:
Net income	$120	$105	$332	$317
Loss (income) from discontinued operations	(2)	5	(4)	(31)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	21	22	65	55
Stock-based compensation	24	23	69	68
Excess tax benefits from stock-based compensation	(9)	(12)	(52)	(51)
Impairment losses	16	2	16	7
Other items	(3)	1	(6)	8
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(129)	(202)	(112)	(194)
Inventory, prepaid expenses and other current assets	(14)	7	(59)	(20)
Deferred income taxes	—	(11)	—	(5)
Other assets	1	5	(7)	2
Accounts payable and accrued liabilities	90	131	100	51
Accrued payroll and employee benefits	46	15	46	(2)
Income taxes payable	22	7	35	27
Other long-term liabilities	3	(1)	7	(6)

Total cash flows provided by operations	186	97	430	226
Cash flows from investing activities:
Expenditures for property, plant and equipment	(20)	(19)	(45)	(42)
Acquisition of businesses, net of cash acquired	(1)	(144)	(201)	(144)
Payments for businesses acquired in previous years	(1)	(1)	(4)	(1)
Other	3	11	15	9

Total cash flows used in investing activities	(19)	(153)	(235)	(178)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(2)	—	(112)	(9)
Sales of stock and exercise of stock options	14	24	64	79
Repurchases of stock	(13)	(98)	(429)	(270)
Excess tax benefits from stock-based compensation	9	12	52	51
Other	—	(1)	(1)	(1)

Total cash flows provided by (used in) financing activities	8	(63)	(426)	(150)

Increase (decrease) in cash and cash equivalents from continuing operations	175	(119)	(231)	(102)

Cash flows of discontinued operations:
Cash used in operating activities of discontinued operations	(40)	(4)	(33)	(6)
Cash provided by (used in) investing activities of discontinued operations	(3)	3	(8)	6

Decrease in cash and cash equivalents from discontinued operations	(43)	(1)	(41)	—

Effect of foreign exchange rate changes on cash and cash equivalents	(12)	—	(12)	—

Total increase (decrease) in cash and cash equivalents	120	(120)	(284)	(102)

Cash and cash equivalents at beginning of period - continuing operations	692	1,131	1,096	1,109
Cash and cash equivalents at beginning of period - discontinued operations	—	—	—	4

Cash and cash equivalents at beginning of period	692	1,131	1,096	1,113

Cash and cash equivalents at end of period	$812	$1,011	$812	$1,011